UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or
15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14301 North 87th Street, Suite 216
Scottsdale, Arizona 85260

(Address of principal executive offices) (Zip Code)

(480) 607-7093
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At a meeting on December 8, 2006, the Board of Directors of El Capitan Precious Metals, Inc. (the “Company”) approved the appointment of Mr. Bruce F. Snyder (age 66) to the Company’s Board of Directors. Since January 2005, Mr. Snyder has been a self-employed motivational speaker and organizational analyst. From January 2003 to 2005, Mr. Snyder was Offensive Coordinator with the University of Nevada - Las Vegas. From 2001 to 2002, Mr. Snyder was a Color Analyst with ESPN Radio. Prior to that and during 2001, Mr. Snyder was a Color Analyst with Pacific West Radio. Mr. Snyder has a Bachelors Degree in Mathematics Education from the University of Oregon.

Mr. Snyder was appointed to the board at the request of Gold and Minerals Co., Inc. pursuant to the terms of a Marketing Agreement between the Company and Gold and Minerals whereby Gold and Minerals has the right to appoint up to two directors to the Company’s board.

Upon appointment to the Board, Mr. Snyder was granted options to purchase 100,000 shares of common stock at $1.20 per share, the closing price of the Company’s common stock on December 8, 2006, the date of such appointment, such option to vest in two equal installments on January 1, 2007 and July 1, 2007.

Mr. Snyder was also appointed to Chair the Compensation Committee of the Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: December 14, 2006	By:	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer

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